Exhibit 99.1

Investar Holding Corporation Announces Acquisition Approvals

Baton Rouge, La., March 17, 2021 (GLOBE NEWSWIRE) – Investar Holding Corporation (the “Company”) (Nasdaq:ISTR), the holding company of Investar Bank, National Association (the “Bank”), today announced that it has received the necessary shareholder and regulatory approvals for its previously announced, pending acquisition of Cheaha Financial Group, Inc. (“Cheaha”), the holding company for Cheaha Bank in Oxford, Alabama. The Company also provided an update regarding expected timing for completion of the acquisition.

On January 25, 2021, the Company announced that it had entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Cheaha, dated January 21, 2021. At December 31, 2020, Cheaha Bank had approximately $236 million in assets, $126 million in net loans, and $202 million in deposits. Cheaha Bank offers a full range of banking products and services to the individuals and small businesses from four branch locations in Calhoun County, Alabama.

The Company is now pleased to announce that the shareholders of Cheaha approved the Merger Agreement and the related acquisition at a meeting held on March 16, 2021. No vote of the shareholders of the Company is required for completion of the transaction. The Company has also received the necessary approvals for the acquisition from its federal banking regulators. Completion of the acquisition remains subject to the satisfaction of customary closing conditions under the terms of the Merger Agreement, including the expiration of any statutory waiting periods. Upon satisfaction of all closing conditions, the Company anticipates it will close the Cheaha acquisition on or about April 1, 2021.

Under the terms of the Merger Agreement, consideration will be paid to the shareholders of Cheaha in the form of cash. Shareholders of Cheaha will be entitled to receive a per-share amount of cash consideration equal to $80.

John D’Angelo, President and Chief Executive Officer, commented, “We are excited to have received the approvals of our federal bank regulators and are enthusiastic to add Cheaha Bank’s customers and branches into the Investar family. We look forward to closing the acquisition early in the second quarter.”

About Investar Holding Corporation

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 31 branch locations serving south Louisiana, southeast Texas, and southwest Alabama. At December 31, 2020, the Bank had 323 full-time equivalent employees and total assets of $2.3 billion.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events. Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com